U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 1-K

ANNUAL REPORT PURSUANT TO REGULATION A

For the Fiscal Year Ended December 31, 2025

(State of incorporation) (IRS Employer ID) California 36-4915179

4838 Ronson Ct, Unit D, San Diego, CA 92111

Tel: (858) 209-7214 | https://almcoplumbing.com

Common Stock | Regulation A — Tier 2

Commission File No.: 024-12195 | CIK: 0001956237

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This Annual Report on Form 1-K of Almco Plumbing Inc., a California corporation, contains certain forward-looking statements that are subject to various risks and uncertainties. We use words such as "project," "believe," "anticipate," "plan," "expect," "estimate," "intend," "should," "would," "could," or "may," or other such words and phrases that convey similar meaning and uncertainty of future events or outcomes to identify these forward-looking statements. There are a number of important factors beyond our control that could cause actual results to differ materially from the results anticipated by these forward-looking statements. We caution you not to place undue reliance on our forward-looking statements as (i) these statements are neither predictions nor guaranties of future events or circumstances, and (ii) the assumptions, beliefs, expectations, forecasts and projections about future events may differ materially from actual results. We undertake no obligation to publicly update any forward-looking statement to reflect developments occurring after the date of this report.

YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS ANNUAL REPORT. We have not authorized anyone to provide information different from that contained herein. The information contained in this annual report is accurate only as of the date of this report regardless of the time of delivery.

ITEM 1. DESCRIPTION OF BUSINESS

Our Business History and Operations

Over the past seven years, we have built a robust professional team to develop and grow our plumbing business. Our plumbers treat your home with respect and consideration. We use our own mats to wipe our feet and wear shoe covers before entering your home. We offer a fair assessment of your plumbing situation, along with a clear, upfront cost estimate. Our pricing is flat-rate, so you don't need to worry about costs increasing as the job progresses.

We generate revenue from single family residential, multifamily residential and commercial customers, respectively. The single-family residential market includes housing projects, small condominium projects, and town house development. The multifamily residential market includes apartment projects and condominiums. Our commercial segment is focused on obtaining plumbing and mechanical contracts with higher margins. We provide plumbing, mechanical contracting services, maintenance and repair to commercial customers. The commercial market includes retail establishments, office buildings, hotels, manufacturing plants and other industrial complexes.

Our Code of Values

INTEGRITY

•	Making only agreements we are willing, able and intend to keep.
•	Operating in a responsible manner: 'Above the line...'
•	Communicating openly and with purpose.
•	Never saying anything about anyone that we would not say to him or her.

CUSTOMER FOCUS

•	Continuously striving to maximize internal and external customer loyalty.
•	Making our best effort to understand and appreciate the customers' needs in every situation.

RESPECT

•	Responding in a timely fashion.
•	Your home and/or your property, are always treated with the highest respect.
•	We leave your home clean every time after we are done working.

Overview of Our Business

Virtually all construction and renovation in the United States generates demand for plumbing and mechanical contracting services. We believe that our customers generally select plumbing companies with a large, trained workforce that are able to meet their location and scheduling requirements, while also providing reliable high-quality service at a reasonable price. We obtain a significant portion of our contracts on negotiated terms through existing customer relationships instead of through competitive bid processes.

We estimate that our cost of materials purchased currently represents approximately 20-25% of our revenue. We purchase copper, steel, PVC and ABS pipe, valves, hangers, fire protection and sprinkler systems, plumbing fixtures, drains, water heaters, boilers, chillers, air handling units and pumps, and other materials from a number of manufacturers. We buy these materials from Home Depot or through wholesalers and other distributors.

RoboPipe Technology — Automatic Robotic System for Sewer Pipe Rehabilitation

RoboPipe is our proprietary Automatic Robotic System for sewer pipe rehabilitation in commercial real estate, high-rise buildings, hotels, casinos, apartment complexes, and residential properties. The technology was conceived in 2023 by our founder and CEO, Vladyslav Khorenko, following a project at a Sheraton Hotel property in San Diego where existing rehabilitation methods proved slow, inconsistent in quality, and highly disruptive to building operations. Following more than two years of research and development, the Company has advanced RoboPipe to Technology Readiness Level 5 (TRL 5), with a working crawler prototype and a full epoxy delivery system successfully validated in controlled laboratory conditions. The investor presentation is available at https://www.otcmarkets.com under ALMP symbol at News, and at https://robopipetech.com.

The Problem RoboPipe Solves

Traditional sewer rehabilitation methods in high-rise and commercial buildings require opening walls, destroying flooring, and relocating tenants, causing weeks of disruption and significant revenue loss for property operators. Hotels, casinos, and large residential complexes cannot afford extended shutdowns. Existing methods such as sleeve lining and manual hand-spray application fail to properly seal junctions and connections, leading to root intrusion, leaks, and re-failure within two to three years. Additionally, manual spray techniques lack uniform coating thickness, introducing human error and compromising structural integrity. No commercially deployed automated solution currently exists for vertical stack rehabilitation in high-rise buildings.

RoboPipe Technology — How It Works

The RoboPipe system is a 100% trenchless, automated robotic crawler engineered for pipes 4 inches (100mm) and larger. It applies a uniform 3mm (1/8") structural epoxy coating in a single pass using computer-controlled speed, application rate, and thickness control — eliminating human error and creating a new pipe inside the old one. The system operates from existing access points with minimal disruption to building occupants, targeting an application speed of approximately 60 feet per hour with a cure time of 2–4 hours and a design life exceeding 50 years. The workflow consists of five stages: (1) CCTV inspection and mapping of defects; (2) mechanical surface preparation; (3) robotic closed-loop epoxy application; (4) controlled curing; and (5) post-application CCTV verification and automated thickness compliance reporting.

RoboPipe Product Line

RoboPipe is a modular platform with four purpose-built toolheads: RoboPipe VISION (HD inspection and defect documentation); RoboPipe SELFGRIND (precision mechanical cleaning and surface preparation); RoboPipe SPINCOAT (automated epoxy coating, uniform 3mm thickness); and RoboPipe 3D FLUX (multi-sensor diagnostics using Eddy Current Testing and machine vision for predictive maintenance planning). Together these modules cover the complete inspection-preparation-restoration-measurement lifecycle without excavation.

Development Status and Roadmap

As of December 31, 2025, RoboPipe has completed Technology Readiness Levels 1 through 5. TRL 5 involved full integration of the crawler and epoxy delivery system, successfully tested in a 4-inch lab pipe environment. The Company is currently transitioning to TRL 6 (real-world operational testing). TRL 7–9 will encompass operational demonstration, full system qualification, and commercial deployment. In Year 1 following the capital raise, the Company plans to complete final engineering, file full patent applications, and conduct beta field testing. Commercial sales are targeted to begin in Year 3.

RoboPipe Capital Raise and Use of Funds

The Company is targeting a $5,000,000 strategic growth round structured as equity in Almco Plumbing, Inc. (OTC: ALMP) pursuant to its Regulation A Tier 2 offering. The planned use of proceeds: Product Development (~59%, $2,950,000); Equipment and Prototyping (~22%, $1,100,000); Operations and Market Entry (~19%, $950,000).

RoboPipe Financial Projections

The following projections are management estimates and are not a guarantee of results. Year 1: $0 RoboPipe revenue (build and IP phase). Year 2: ~$540,000 revenue, $135,000 gross profit. Year 3: ~$2,200,000 revenue, $864,000 gross profit. Year 4: ~$5,400,000 revenue, $2,700,000 gross profit. Year 5: ~$10,800,000 revenue, $6,500,000 gross profit. These projections assume successful completion of the $5,000,000 capital raise and achievement of planned milestones.

Epoxy Pipe Lining Service

We provide Epoxy Pipe Lining Services in San Diego. With 7+ years of experience, we can repair water and sewer pipes without digging up your yard using spray pipe lining, a trenchless sewer repair method. We offer CIPP (Cured in Place Piping) relining that forms a new pipe inside the existing one, extending pipe life by decades, at lower cost than traditional pipe replacement, and completed without excavation.

Commercial Plumbing Services

We maintain office and school buildings, businesses, shopping centers, hospitals, restaurants, and multi-story residential buildings. We provide: preventive inspection of plumbing to prevent serious breakdowns; diagnostics and search for causes of plumbing problems; and prompt repair of damaged pipes, leaking toilets, and elimination of blockages. We also provide state-of-the-art hydrojetting services — a non-invasive procedure for cleaning the inner walls of pipes from blockages, growths, minerals, debris, and tree roots using targeted high-pressure water jets adjustable from 4,000 to 60,000 psi. We use HD camera pipe diagnostics to localize leaks, find blockages and comprehensively evaluate pipes.

Licensing and Trademark

We hold California Contractor's License #1045495. Our Trademark 'Almco Plumbing' is registered with the United States Patent and Trademark Office (USPTO), published in the Trademark Official Gazette on November 14, 2023. Our United States trademark registration number is 7293734.

Employees

As of December 31, 2025, we had 30 employees. Currently, none of our employees are members of unions or work under a collective bargaining agreement. We believe that our relationship with employees is satisfactory.

Competition

The Company has many diverse competitors, which mostly consist of local and regional contractors. Local competitors include My Plumber, Black Mountain Plumbing, Core Plumbing, Bill Howe, and Anderson Plumbing Heating & Air. National competitors include Atlas Plumbing, Anytime Companies, and Jack Ward Plumbing. The main areas of competition include price, quality of services, insurance and bonding capacity, and customer service. Due to our small size, it can be assumed that many of our competitors have significantly greater financial, technical, marketing and other competitive resources.

Market Opportunity

The U.S. plumbing industry enters 2026 in a position of cautious strength. Fixtures, fittings, and trims rose 28.4% between 2021 and 2025, with another 7.1% jump from late 2024 to late 2025. Commercial construction activity is accelerating, boosting demand for new plumbing installations. Declining mortgage rates are boosting residential construction. Consumer demand continues to rise for tankless water heaters, touchless fixtures, high-efficiency toilets, luxury shower systems, and smart leak-detection devices.

Expansion Plans

We are planning to open 5 subsidiaries in California metropolitan areas (Sacramento, San Francisco, Irvine, Los Angeles, Riverside). We have already opened one new branch in the Los Angeles area at 15922 Strathern St #9, Van Nuys, CA 91406. We are actively advertising on Google, Yelp, Instagram, Facebook, and YouTube.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Results of Operations

For the 12-month period from January 1, 2025 to December 31, 2025, we received revenue from our plumbing service of $3,659,621. Total Cost of Sales was $1,920,567 and Gross Profit was $1,739,053. Operating expenses comprised Total General Administrative Expenses of $1,316,701 and Sales and Marketing Expenses of $369,366, with Net Operating Income of $52,985 and Net Loss of $(12,058).

For the 12-month period from January 1, 2024 to December 31, 2024, we received revenue of $3,182,014. Total Cost of Sales was $1,777,963 and Gross Profit was $1,404,051. Net Income was $84,456.

Liquidity and Capital Resources

The financial statements included in this form have been prepared assuming that the Company will continue as a going concern.

Our Total Current Assets as of December 31, 2025 were $456,044

Our Total Fixed Assets as of December 31, 2025 were $592,585

Our Total Assets as of December 31, 2025 were $1,048,629

Our Total Liabilities as of December 31, 2025 were $415,091

Our Stockholders' Equity as of December 31, 2025 was $633,538

Based on the above we are the Company with liquidity in the positive range and development dynamic.

Plans for the Coming Year

In the coming year we are planning to: (1) Scale epoxy pipe lining using the new RoboPipe technology — our goal is to expand our expertise and proprietary sewer rehabilitation technology globally, establishing RoboPipe as a new industry standard for vertical pipe rehabilitation. Capital target: $5,000,000 (Robotics/Infrastructure). (2) Sign 10 long-term maintenance and repair contracts with Hotels and 10 with Restaurants. (3) Cooperate with commercial construction divisions on new constructions including subdivisions and apartment complexes. (4) Work on a contract agreement with an IT Company for App development for preventive maintenance for Hotel Corporations and Restaurant branches. (5) Open new Business Branches in CA, NV, UT, AZ.

ITEM 3. DIRECTORS AND OFFICERS

Information about our sole director and executive officer is set forth below.

Name	Age	Position	Director Since
Vladyslav Khorenko	39	Director, CEO and CFO	March 20, 2018

Our directors serve terms of one year. We have two independent directors using the definition of independence contained in the NASDAQ listing rules. The company has an audit committee, a majority of whose members are Independent Directors.

We have two Independent Directors: Vladimir Dyomin and Oleksii Buzina. Independent Director means a person other than an executive officer or employee of a company or any other person having a relationship which, in the opinion of the board of directors, would interfere with the exercise of independent judgment in carrying out their responsibilities as a director.

Audit Committee — Change in Membership

During fiscal year 2025, the Company initially authorized 700,000 conditional shares for Ms. Halyna Ulitova in connection with anticipated future services. As no Share Issuance Agreement was executed and no services were rendered, these shares were cancelled prior to fiscal year-end. In an abundance of caution and to preserve the integrity of the Audit Committee during the period the conditional authorization was under consideration, Ms. Ulitova voluntarily stepped down from the Audit Committee. Following her resignation, the Board appointed Oleksii Buzina as an independent Audit Committee member. Mr. Buzina has no equity interest in the Company and satisfies all applicable independence criteria.

Audit Committee Members — Biographies

Vladimir Dyomin — Independent Director, Audit Committee Member

Date of Birth: December 6, 1977. Mr. Dyomin holds a Career College Engineer (Crane Operator) degree. Since 2021, he has been working in the construction field on residential and commercial real estate projects. Mr. Dyomin is a resident of San Diego, California. Compensation as Director: $0.

Oleksii Buzina — Independent Director, Audit Committee Member

Age: 43 (born August 30, 1982). Mr. Buzina brings executive leadership and business management experience across the healthcare and construction sectors. From 2019 to 2022, he served as Founder and CEO of AVN Clinic & Medical Lab. Since 2023, he has served as Founder and CEO of American Essential Construction Group, a water and fire damage restoration services company. From October 2025 to March 2026, Mr. Buzina served as Head of Board Members of the Community Development and Education Foundation, a non-profit organization. Education: Specialist Degree in International Management, National Technical University 'Kharkiv Polytechnic Institute,' 2004; Bachelor's Degree in Jurisprudence, H.S. Skovoroda Kharkiv National Pedagogical University, 2006. Compensation as Director: $0.

Management Biography

Mr. Khorenko is our founder, director, chief executive and chief financial officer. He has more than 7 years' experience in the plumbing business. Mr. Khorenko began providing plumbing services in San Diego himself, offering clients quality service. He solves problems with clogged pipes, leaks, breakdowns in plumbing, worn out water supply systems. Now, he is the plumbing expert and company owner. He also shares plumbing experience on YouTube channel and has a lot of positive feedback. In 2005 he graduated from Kremenchug Professional Construction College in Ukraine.

We are planning to get listing on the OTCQB Stock Market, which requires independent directors.

How We Compensate Our Director and Executive Officer

Name/Position	Cash Compensation	Other Compensation	Total Compensation
Vladyslav Khorenko — CEO/CFO (2025)	$105,000	$—	$105,000
Vladyslav Khorenko — CEO/CFO (2024)	$103,143	$—	$103,143

As of December 31, 2025, and December 31, 2024, we had no health, hospitalization, or medical reimbursement or relocation plans in effect. We had no pension plans. We have no long-term equity incentive plans. We do not have employment contracts with our executive officers.

ITEM 4. SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITY HOLDERS

Our principal stockholders are set forth in the following table. These principal stockholders include each of our directors and executive officers, our directors and executive officers as a group, and others who we know own more than five percent of our issued and outstanding equity securities.

Shareholder	Shares (Before Offering)	Shares (After Offering)	% Before Offering	% After Offering
Vladyslav Khorenko, Director and Officer	28,780,295	28,780,295	89.94%	89.94%
Genova, LLC 1619 Coastal Highway, Lewes, DE 19958	3,000,000	3,000,000	9.375%	9.375%

Note: Total issued and outstanding shares as of December 31, 2025 are 32,000,000. The remaining 219,705 shares (0.685%) are held by 59 non-affiliate shareholders.

ITEM 5. INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

(1) Any director or executive officer of the issuer: no transactions

(2) Any nominee for election as a director: no transactions

(3) Any securityholder named in answer to Item 12(a)(2): no transactions

(4) Any promoter of the issuer: no transactions

ITEM 6. OTHER INFORMATION

Reports

As a Tier 2, Regulation A filer, we are required to file ongoing reports, including an annual report on Form 1-K and a semiannual report on Form 1-SA. We have filed an offering statement on Form 1-A under the Securities Act with the U.S. Securities and Exchange Commission on March 24, 2023. You can read our SEC filings at the SEC's website at www.sec.gov or at our Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

ITEM 7. FINANCIAL STATEMENTS

Almco Plumbing, Inc.

Consolidated Financial Statements

For the Years Ended December 31, 2025 and December 31, 2024

(Audited)

Report of Independent Registered Public Accountant
Consolidated Balance Sheets
Consolidated Statements of Operations
Consolidated Statements of Stockholders' Equity
Consolidated Statements of Cash Flows
Notes to Financial Statements

M N VIJAYKUMAR

Chartered Accountant

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S REPORT

To the Board of Directors and Shareholders of Almco Plumbing Inc

4838 Ronson Ct, Unit D San Diego, CA 92111

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Almco Plumbing Inc (the "Company") as of December 31, 2025 and December 31, 2024 and the related statements of Operations, comprehensive income, stockholders' equity, and cash flows for the year then ended December 31, 2025 and for the year ended December 31, 2024, and the related notes (collectively referred to as the "Financial Statements").In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

No.37, 1st Main, Vinayaka Layout, 3rd Stage, Vijayanagar, Bengaluru-560040

Mobile: 9980949630, Email: vijaykumarmn17@gmail.com

 ALMCO PLUMBING INC.

BALANCE SHEET (AUDITED)

DECEMBER 31, 2025 AND DECEMBER 31, 2024

	December 31, 2025	December 31, 2024
ASSETS
Current Assets:
Cash & Cash Equivalents	$181,219	$266,472
Accounts Receivable	$269,575	$235,229
Other Current Assets	$5,250	$4,500
Total Current Assets	$456,044	$506,201
Fixed Assets
Intangible Fixed Assets	$17,214	$1,849
Right-of-use Asset	$117,482	$0
Tangible Fixed Assets	$1,101,629	$869,151
Accumulated Depreciation	$(643,740)	$(440,816)
Total Fixed Assets	$592,585	$430,184
TOTAL ASSETS	$1,048,629	$936,385

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current Liabilities:
Accounts Payable	$14,787	$22,237
Credit Cards	$49,070	$11,645
Current portion of Right-of-use liability	$61,872	$0
Other Current Liabilities	$69,993	$73,274
Total Current Liabilities	$195,722	$107,156
Long-Term Liabilities
Right-of-use Liability, less current portion	$74,486	$0
Loans for Vehicles	$144,883	$179,012
Total Long-Term Liabilities	$219,369	$179,012
Total Liabilities	$415,091	$286,168
STOCKHOLDERS' EQUITY	$633,538	$650,217
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,048,629	$936,385

ALMCO PLUMBING INC.

STATEMENTS OF OPERATIONS (AUDITED)

FOR THE YEAR ENDED DECEMBER 31, 2025 AND 2024

	Year Ended Dec 31, 2025	Year Ended Dec 31, 2024
REVENUES
Gross Revenues	$3,659,621	$3,182,014
COST OF SALES
Field Tech Salaries	$974,220	$797,882
Field Tech Salary Taxes	$96,140	$63,558
Vehicle Expenses	$100,533	$80,864
Other Cost of Sales	$749,674	$835,658
Total Cost of Sales	$1,920,567	$1,777,963
GROSS PROFIT	$1,739,053	$1,404,051
OPERATIONAL EXPENSES
Salaries and Wages	$306,677	$311,897
Salary Taxes	$26,373	$30,924
Other General Administrative Expenses	$983,652	$713,794
Total General Administrative Expenses	$1,316,701	$1,056,614
Sales and Marketing Expenses	$369,366	$256,913
Total Operational Expenses	$1,686,068	$1,313,527
NET OPERATING INCOME	$52,985	$90,524
Other Income	$0	$7,399
Other Expenses	$65,044	$13,466
Net Other Income	$(65,044)	$(6,068)
NET INCOME	$(12,058)	$84,457

ALMCO PLUMBING INC.

STATEMENTS OF STOCKHOLDERS' EQUITY (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Shares	Par Value	APIC	Accum. Gain/(Deficit)	Total Equity
Balance, December 31, 2022	35,000,000	$35,000	$0	$260,091	$295,091
Purchased by non-affiliate investors	219,705	$220	$219,485	—	$219,705
Net profit - 2023	—	—	—	$65,908	$65,908
Balance, December 31, 2023	35,219,705	$35,220	$219,485	$325,999	$580,704
Shares cancellation — officer Vladyslav Khorenko	(3,219,705)	$(3,220)	—	—	$(3,220)
Net profit - 2024	—	—	—	$84,457	$84,457
Balance, December 31, 2024	32,000,000	$32,000	$219,485	$410,455	$650,217
Shares issued for services	1,000,000	—	—	—	$0
Shares cancellation — NUNC PRO TUNC (effective Dec 30, 2025)	(1,000,000)	—	—	—	$0
Adjustments	—	—	—	$(16,343)	$(16,343)
Net Profit / (Loss) - 2025	—	—	—	$(12,058)	$(12,058)
Balance, December 31, 2025	32,000,000	$32,000	$219,485	$382,053	$633,538

ALMCO PLUMBING INC.

STATEMENT OF CASH FLOWS (AUDITED)

FOR THE YEARS ENDED DECEMBER 31, 2025 AND 2024

	Year Ended Dec 31, 2025	Year Ended Dec 31, 2024
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(12,058)	$84,457
Adjustments to reconcile Net Income to Net Cash:
Change in Accounts Receivable	$(34,346)	$324,351
Miscellaneous write-offs	$4,815	$—
Interest on Lease liabilities	$11,397	$—
Depreciation & Amortization	$253,267	$61,792
Change in Other Current Assets	$(750)	$—
Change in Accounts Payable	$15,000	$—
Change in Income Tax Payable	$—	$22,450
Change in Credit Cards	$37,425	$(113,108)
Plumbing UA	$—	$(6,800)
Equipment Loan (other)	$—	$(10,472)
Mercedes B-Sprinter 2019 (M2K46)	$—	$32,385
Change in Other Receivable	$—	$(56,221)
Prepayments and Other Current Liabilities	$(8,742)	$1,516
Western Equipment Finance	$—	$18,435
Change in Vehicle loans	$(2,098)	$—
Total Adjustments	$275,969	$274,329
Taxes paid	$(10,081)	$—
Net Cash from Operating Activities	$253,830	$358,786

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of Fixed Assets	$(232,478)	$(332,013)
Acquisition of Intangible fixed assets	$(15,365)	$—
Net Cash from Investing Activities	$(247,843)	$(332,013)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds / (Repayments) on Vehicle Loans	$(32,031)	$11,886
Repayment of Lease liabilities	$(59,208)	$—
Owner's Pay & Personal Expenses	$—	$(2,730)
Retained Earnings Adjustment	$—	$(17,500)
Net Cash from Financing Activities	$(91,239)	$(8,344)

Net Increase (Decrease) in Cash	$(85,252)	$18,428
Cash at Beginning of Period	$266,472	$248,043
Cash at End of Period	$181,219	$266,472

ALMCO PLUMBING, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2025 AND DECEMBER 31, 2024 (Audited)

NOTE 1 — Description of Business

We are an emerging growth company, a profitable California corporation founded in 2018, engaged in the plumbing business in California. In addition to our core plumbing services, we provide Epoxy Pipe Lining Services and are developing the RoboPipe™ proprietary Automatic Robotic System for Sewer Pipe Rehabilitation. We generate revenue from single family residential, multifamily residential and commercial customers.

NOTE 2 — Significant Accounting Policies and Recent Accounting Pronouncements

Basis of Presentation

The Company follows United States GAAP for presentation of financial statements and disclosures. The Financial Statements and related disclosures as of December 31, 2025 and December 31, 2024 are audited pursuant to the rules and regulations of the SEC. The Company has adopted December 31 fiscal year end.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

Revenue Recognition

The Company follows ASC 606 — Revenue from Contracts with Customers. Revenue is recognized when performance obligations are satisfied. The Company considers revenue to be earned when services have been performed. Revenue includes payments from customers for the plumbing business.

Cash and Cash Equivalents

All highly liquid investments with original maturities of three months or less are classified as cash and cash equivalents.

Income Taxes

The Company is subject to income taxes in the United States. Income tax expense is provided for using the asset and liability method in accordance with ASC Topic 740, Income Taxes.

Basic and Diluted Earnings Per Share

The Company computes earnings per share in accordance with ASC 260-10-45. The Company has no potential dilutive instruments, and therefore, basic and diluted earnings per share are equal.

NOTE 3 — Property and Equipment

	December 31, 2025	December 31, 2024
Intangible Fixed Assets	$17,214	$1,849
Total Fixed Assets	$592,585	$430,184

NOTE 4 — Concentrations

We have a large and diverse customer base from whom we receive income, and we are able to diversify in order to mitigate concentration risks.

NOTE 5 — Concentration of Credit Risk

The Company maintains cash balances at Bank of America. The balance, at any given time, may exceed Federal Deposit Insurance Corporation (FDIC) insurance limits of $250,000 per institution. The Company's cash balances at December 31, 2025 were within FDIC insured limits.

NOTE 6 — Debt

Vladyslav Khorenko is our CEO. From time to time, he has loaned the Company funds for operational costs. In 2025, he did not loan any amount to the Company.

NOTE 7 — Shareholders Equity

On November 1, 2022, the Company adopted a resolution authorizing 75,000,000 shares of common stock.

From inception through December 31, 2024, the Company sold 3,219,705 common shares to 59 non-affiliate shareholders.

During fiscal year 2025, the Board of Directors authorized 1,000,000 shares of common stock in connection with anticipated future services related to the RoboPipe™ technology platform. No Share Issuance Agreement were executed for this transaction. No services were rendered and no consideration was received. As the conditions for issuance were not satisfied, the Board of Directors resolved to cancel all 1,000,000 shares and return them to the Company's authorized but unissued treasury stock, effective December 30, 2025, prior to fiscal year-end. Accordingly, these shares are not included in the issued and outstanding share count as of December 31, 2025, and no accounting entry was required or recorded in respect of this authorization and cancellation.

The Company has no stock-based compensation plans for employees or non-employee members of the Board of Directors.

As of December 31, 2025, the Company has 75,000,000 authorized shares, of which 32,000,000 (42.67%) are issued and outstanding, consisting of: 28,780,295 restricted shares held by CEO Vladyslav Khorenko; 3,000,000 shares held by Genova LLC; and 219,705 non-restricted shares held by 59 non-affiliate shareholders. The Company plans to offer up to 17,000,000 additional shares pursuant to its Regulation A Tier 2 public offering.

NOTE 8 — Commitments and Contingencies

The Company has no commitments or contingencies.

NOTE 9 — Contractual Arrangements

The Company has no long-term ongoing contractual arrangements with customers.

NOTE 10 — Subsequent Events

The Company's management reviewed all material events through December 31, 2025, the date our fiscal year ended.

The Company is required to disclose in its financial statements the financial statement impacts of climate-related events, including severe weather events and other natural conditions such as flooding, drought, wildfires, extreme temperatures, and sea level rise, and transition activities. The Company has identified and indicated climate-related risks in the Risk Factors portion of this report.

ITEM 8 — EXHIBITS

Exhibit No.	Description
23.1	Consent of Independent Registered Public Accounting Firm (VKMN) — to be filed herewith

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe the information contained within this Form 1-K is true and correct to the best of its knowledge and belief, and has duly signed this Form 1-K in the City of San Diego, State of California, on April 30, 2026.

Almco Plumbing, Inc.

Signatory	Details
By: /s/ Vladyslav Khorenko	Vladyslav Khorenko, CEO Date: April 30, 2026 Position: Director, Chief Executive Officer
By: /s/ Vladyslav Khorenko	Vladyslav Khorenko, CFO Date: April 30, 2026 Position: Director, Chief Financial Officer
By: /s/ Vladyslav Khorenko	Vladyslav Khorenko, Principal Accounting Officer Date: April 30, 2026